EXHIBIT 99.1
Carriage Services Announces Retirement of L. William Heiligbrodt
HOUSTON, May 21, 2015/PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) announced today that on May 21, 2015, L. William Heiligbrodt, Executive Vice President and Secretary of Carriage Services, Inc. (the “Company”), informed the management of the Company of his intent to retire on March 4, 2016.

Commenting on the announcement, Melvin C. Payne, Chief Executive Officer, stated “It is with a personal sense of gratefulness, pride, honor and joy mixed with a little sadness that I announce that Bill Heiligbrodt will officially retire as a full time employee of Carriage on March 4, 2016, only a few months before his 75th birthday. He will serve afterwards as a consultant to me and other members of our Operations and Strategic Growth Leadership Team (OSGLT) for two more years in accordance with the terms of his amended employment contract that he and I negotiated at the beginning of 2014 with the goal of finishing the first five year timeframe of Carriage’s Good To Great Journey. Between now and March 4th of next year, Bill, Dave and I will be working on handing off key executive roles and responsibilities to very capable younger members of our OSGLT who are proven 4E Leaders and the primary reason we have entered an enterprise value creation “earning power sweet spot” that is accelerating the Carriage Good To Great Journey. Our role now as experienced senior leaders of Carriage becomes a highly satisfying one professionally and personally of developing and mentoring this younger group of “owner leaders” into their full potential over the next several years so that Carriage fulfills the goal of becoming a Built to Last Company.

My relationship with Bill goes back over forty years to 1975 when I joined Texas Commerce Bank, after which we worked closely together in a large, offshore owned, private equity LBO group, and then again in deathcare after Bill joined SCI in 1988. Based on a friendship and professional experience of mutual trust and performance, Bill reached out to me in March 1988 as soon as he co-founded Provident Services, a funeral home financing subsidiary of SCI, and said he would loan me the money to start my own company.

After over three years of due diligence and winding down my turnaround restructuring business, my personal stars were in alignment to pursue my dream of building Carriage “My Way!” Carriage was founded on June 1, 1991 with a $35 million line of credit from Provident supported by my personal guaranty and a promise from Bill that “Don’t worry, we’ll teach you the do’s and don’ts of the business!” I got an “on the job” PhD. in funeral and cemetery acquisitions, operations and finance as Bill later sold Carriage groups of businesses mostly pursuant to FTC consent degrees when SCI bought larger consolidators. I would like to take this opportunity to also thank Bob Waltrip, the pioneering founder and visionary of SCI for his support in funding Carriage in its early years through Provident, which got me out of the gate with the critical mass to survive the inevitable bumps in the road even after going public in 1996.

After Bill left SCI in early 1999, we did not talk again for ten years, as we both focused our energies on creating something very special consistent with our common DNA and idea of Being the Best (Bill in thoroughbred horses and me on experimenting and evolving Carriage’s “Goofy” Standards Operating, 4E Leadership and Strategic Acquisition Models, now linked together to form Carriage’s High Performance Culture Framework). So it was only natural that when I needed help the most I called Bill in January 2009 at the depths of the financial and market crash (our stock was under $2) and asked him to join our Board as Lead Director, which he immediately accepted. And as the saying goes, the rest is history, as the next six years up until now has been a crowning success story to our long relationship and one that will continue even after Bill formally retires next March.

I want to personally and publicly thank Bill on behalf of my family and all leaders and employees of Carriage for his huge contributions to our company, both at the beginning of the Carriage journey in the 1990’s and especially over the last six years. Our company would not exist and our Good To Great Journey would not be continuing and accelerating if Bill Heiligbrodt had not believed so passionately in what we were doing consistent with the idea of Being the Best.

Bill, Dave and I with our Board have agreed that Ben Brink will assume the official role and responsibility of Carriage’s Principal Financial Officer and that Viki Blinderman will assume the role and responsibility of Secretary as required for SEC and NYSE compliance with rules and regulations. However, all of the thirteen members of OSGLT (including Bill, Dave and me) are collaboratively involved (we refer to our unorthodox leadership structure as “No Titles for Nobody”) as appropriate individually and in small teams on all capital allocation, reporting and financing matters that relate to our company. Bill will be available full time over the next nine months and afterwards as a consultant for two years to smoothly transition his primary official duties to

Ben and Viki as well as to be available as necessary and appropriate to all members of OSGLT on all matters including operations, acquisitions, investor relations, financing, succession planning, etc.

The best stories are often told with simple data (the data don’t lie!), which in Bill’s case is reflected by our stock price, which was $1.62 per share when he joined our Board on February 25, 2009 compared to $25.44 at today’s close on May 21, 2015, an increase of approximately 16 times and near the all time high of $29.25 in January 1999. The difference is that this time it’s real and not only sustainable but getting better, and the best is yet to come! Our two back to back announcements today, first this morning before the market opened on the $25 million stock repurchase program and now after the close on Bill’s formal retirement early next year, serve as a permanent testimonial to his importance to me and the Carriage Being the Best Mission, Vision and Good To Great Journey!” concluded Mr. Payne.

Thank you Bill!!
Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 166 funeral homes in 27 states and 32 cemeteries in 11 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2014, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at http://www.carriageservices.com.

SOURCE Carriage Services, Inc.